As filed with the Securities and Exchange Commission on April 28, 2011

Registration No. 333-172691

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Post-Effective Amendment No. 1

on FORM S-8 to FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNIVERSAL AMERICAN SPIN CORP.*

* The Registrant is currently named Universal American Spin Corp. Following the closing of the transaction described herein, the registrant expects to change its name to Universal American Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-4683816
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Six International Drive, Suite 190, Rye Brook, New York	10573
(Address of Principal Executive Offices)	(Zip Code)

Universal American Financial Corp. 1998 Incentive Compensation Plan (as amended)
(Full title of the plan)

TONY L. WOLK, ESQ.
Senior Vice President, General Counsel and Secretary
Universal American Corp.
Six International Drive, Suite 190
Rye Brook, New York 10573
(914) 934-5200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

with a copy to:

JOHN C. KENNEDY, ESQ.

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	3,100,000(1)	N/A(2)	N/A(2)	N/A(2)

(1)

This Post-Effective Amendment No. 1 on Form S-8 to Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-172691) covers 3,100,000 shares of common stock, par value $0.01 per share, of Universal American Spin Corp. originally registered on Amendment No. 1 to the Registration Statement on Form S-4.

(2)

Not applicable. All filing fees payable in connection with the registration of these securities were paid in connection with the filing of the Registration Statement on Form S-4 on March 9, 2011, as amended on March 31, 2011, filed by Universal American Spin Corp. to register 83,500,000 shares of Universal American Spin Corp. common stock issuable to the shareholders of Universal American Corp., including the 3,100,000 shares being registered hereunder which may be issued in exchange for option shares, restricted shares and performance shares of UAM initially granted pursuant to the Universal American Financial Corp. 1998 Incentive Compensation Plan, as amended (the “Prior Plan”).

EXPLANATORY NOTE

Universal American Spin Corp. (the “registrant” or “New UAM”) hereby amends its Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-172691) (the “Form S-4”) by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Registration Statement”) relating to the sale of up to 3,100,000 shares of common stock, par value $0.01 per share, of the registrant (the “Common Stock”) issuable in exchange for option shares, restricted shares and performance shares initially granted under the Prior Plan which will be assumed by the registrant in connection with the Merger (as defined below), as described in more detail in the registrant’s final prospectus for the Common Stock, dated April 4, 2011 (the “Prospectus”), which is incorporated by reference herein.

As described in the Prospectus, on December 30, 2010, (1) UAM, CVS Caremark Corporation (“CVS Caremark”) and Ulysses Merger Sub, L.L.C. (“Merger Sub”) entered into a Merger Agreement (the “Merger Agreement”) and (2) UAM, the registrant and, for the limited purposes specified therein, CVS Caremark entered into a Separation Agreement (the “Separation Agreement”).  Pursuant to the Merger Agreement and Separation Agreement, (1) immediately prior to the Merger, UAM will separate all of UAM’s businesses other than its Medicare Part D business and transfer those businesses to registrant and it’s subsidiaries and (2) Merger Sub will merge (the “Merger”) with and into UAM, with UAM continuing as the surviving corporation and a wholly-owned subsidiary of CVS Caremark.

In the Merger, (1) each outstanding share of UAM common stock, other than shares held in the treasury of UAM, shares owned by UAM, CVS Caremark or any of their subsidiaries and restricted shares (collectively, “Excluded Shares”) and each share of UAM Series A Preferred Stock other than shares of UAM Series A Preferred Stock held by certain significant shareholders of UAM (for each share of UAM common stock issuable upon conversion of such share of UAM Series A Preferred Stock) will be converted into the right to receive (a) one share of Common Stock and (b) cash consideration payable by CVS Caremark as described in the Prospectus, and (2) CVS Caremark will become the owner of all of the shares of UAM common stock.  The per share cash consideration will be determined in accordance with the Merger Agreement and is currently expected to be approximately $14.00.

At the effective time of the Merger, each outstanding option to acquire UAM common stock granted under the Prior Plan (which is referred to herein as a UAM stock option) held by a New UAM Employee or a Former UAM Employee (each as defined in the Prospectus) will, whether or not then vested and exercisable, be cancelled and converted into the right to receive from the registrant the New UAM Option Payment (as defined in the Prospectus).  The New UAM Option Payment will be payable 50% in cash, and 50% by delivery of shares of Common Stock, without interest.  The number of shares of New UAM Common Stock delivered will equal the quotient obtained by dividing (A) 50% of the New UAM Option Payment by (B) the excess, if any of the closing price of a share of UAM common stock on the last full day of trading immediately prior to the closing date of the Merger over the Per Share Cash Consideration (as defined in the Prospectus).  If the per share exercise price of any UAM stock option is equal to or greater than the closing price of a share of UAM common stock on the last full day of trading immediately prior to the closing date of the Merger, then the UAM stock option will be cancelled without any payment to the holder of the UAM stock option.

At the effective time of the Merger, each outstanding share of restricted UAM common stock (which is referred to herein as a restricted share) held by a New UAM Employee or a Former UAM Employee will be cancelled and converted into the right to receive from the registrant (i) an amount in cash equal to the Per Share Cash Consideration and (ii) a number of restricted shares of Common Stock equal to the Per Share Stock Consideration (as defined in the Prospectus), on the same dates and subject to the same conditions on vesting as applied to the original restricted share immediately prior to the effective time of the Merger, and with respect to the cash payment, without any crediting of interest for the period from the effective time of the Merger until vesting. However, if the employment of the holder of such right is terminated by the registrant or its affiliates other than for “cause” or by the holder for “good reason” (as such terms are defined in the Merger Agreement) after the effective time of the Merger and before the scheduled vesting date, then such vesting will be accelerated to the date of such termination.

At the effective time of the Merger, each earned performance share which constitutes the right to receive UAM common stock when certain performance conditions are met (which is referred to herein as an earned performance share) held by a New UAM Employee or a Former UAM Employee will be cancelled and converted into the right to receive from the registrant (i) an amount in cash equal to the Per Share Cash Consideration and (ii) a number of shares of Common Stock equal to the Per Share Stock Consideration, on the first to occur of (1) the first anniversary of the date on which the effective time of the Merger occurs and (2) the date on which the holder’s employment with New UAM or its affiliates after the effective time of the Merger is terminated by registrant or its affiliates other than for “cause” or by the holder for “good reason,” and, with respect to the cash payment, without any crediting of interest for the period from the effective time of the Merger until vesting.  The actual number of earned performance shares will be determined by the compensation committee of the UAM Board of Directors prior to the effective time of the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Prior Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 3.    Incorporation of Documents by Reference.

We hereby incorporate, or will be deemed to have incorporated, herein by reference the following documents:

•        The registrant’s Form S-4, first filed with the Securities and Exchange Commission (the “Commission”) on March 9, 2011, as subsequently amended on March 31, 2011;

•        The final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on April 4, 2011;

•        The description of the registrant’s common stock to be offered hereby which is contained in the registration statement filed on Form 8-A with the Commission on April 21, 2011, under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description; and

•        The registrant’s Form 8-K filed with the Commission on April 28, 2011.

Each document filed subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any current report on Form 8-K), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation.

Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. The certificate of incorporation of the registrant provides that, to the fullest extent permitted by applicable law, a director will not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, the by-laws of the registrant provide that the registrant will indemnify each director and officer and may indemnify employees and agents, as determined by it board of directors, to the fullest extent provided by the laws of the State of Delaware.

The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware General Corporation Law and the registrant’s amended and restated certificate of incorporation and amended and restated by-laws.

Section 102 of the Delaware General Corporation Law permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

Reference is made to Item 6 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

The registrant expects that it will maintain directors’ and officers’ liability insurance for its officers and directors.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description
4.1	Form of Amended and Restated Articles of Incorporation of Universal American Spin Corp. (Incorporated by reference to Exhibit 3.1 filed with Amendment No. 1 to Registration Statement

Exhibit Number	Description
on Form S-4 filed with the Commission on March 31, 2011)

4.2

Form of Amended and Restated By-laws of Universal American Spin Corp. (Incorporated by reference to Exhibit 3.2 filed with Amendment No. 1 to Registration Statement on Form S-4 filed with the Commission on March 31, 2011)

4.3*	Universal American Financial Corp. 1998 Incentive Compensation Plan

4.4*	Amendment No. 1 to the Universal American Financial Corp. 1998 Incentive Compensation Plan

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in the opinion filed as Exhibit 5.1)

*                 Filed herewith.

Item 9.    Undertakings.

(a)      The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rye Brook, New York, on April 28, 2011.

UNIVERSAL AMERICAN SPIN CORP.

By:	/s/ RICHARD A. BARASCH
	Name:	Richard A. Barasch
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD A. BARASCH	President, Chief Executive Officer and	April 28, 2011
Richard A. Barasch	Director (Principal Executive Officer)

/s/ ROBERT A. WAEGELEIN	Vice President, Treasurer and Director	April 28, 2011
Robert A. Waegelein	(Principal Financial Officer and
Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description
4.1

Form of Amended and Restated Articles of Incorporation of Universal American Spin Corp. (Incorporated by reference to Exhibit 3.1 filed with Amendment No. 1 to Registration Statement on Form S-4 filed with the Commission on March 31, 2011)

4.2

Form of Amended and Restated By-laws of Universal American Spin Corp. (Incorporated by reference to Exhibit 3.2 filed with Amendment No. 1 to Registration Statement on Form S-4 filed with the Commission on March 31, 2011)

4.3*	Universal American Financial Corp. 1998 Incentive Compensation Plan

4.4*	Amendment No. 1 to the Universal American Financial Corp. 1998 Incentive Compensation Plan

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP

23.1*	Consent of Ernst & Young LLP, independent registered public accounting

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in the opinion filed as Exhibit 5.1)

*                 Filed herewith.